EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

AND PLAN OF REORGANIZATION

BY AND AMONG

WYOMING OIL & MINERALS, INC.,

BESTIP DEVELOPMENT INTERNATIONAL LIMITED,

AND

THE SHAREHOLDERS OF BESTIP DEVELOPMENT INTERNATIONAL LIMITED

May 2, 2005

SECURITIES PURCHASE AGREEMENT
AND PLAN OF REORGANIZATION

        THIS SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is entered into on May 2, 2005 by and among: (i) WYOMING OIL & MINERALS, INC., a Wyoming corporation (“WYOI”); (ii) BESTIP DEVELOPMENT INTERNATIONAL LIMITED, an International Business Company organized under the laws of the British Virgin Islands (the “Company”); and (iii) all the shareholders of the Company who have executed this Agreement on the signature page attached hereto as Exhibit A (the “Company Shareholders”).

R E C I T A L S

    A.        The Company has authorized capital consisting of 50,000 ordinary shares of capital stock, par value US$1.00 each (the “Ordinary Shares”), of which 100 Ordinary Shares are issued and outstanding as of the date of this Agreement (the “Company Shares”).

    B.        WYOI has authorized capital stock consisting of 50,000,000 shares of common stock (“WYOI Common Stock”), $.01 par value, of which 1,430,067 shares of WYOI Common Stock are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of preferred stock (“WYOI Preferred Stock”), no par value, of which no shares of WYOI Preferred Stock are issued and outstanding as of the date of this Agreement.

    C.        The Company Shareholders wish to sell, and WYOI wishes to acquire, all of the issued and outstanding Company Shares in exchange for WYOI’s issuance of a total of 28,000,000 shares of WYOI Common Stock (“WYOI Shares”) to the Company Shareholders, such that the Company Shareholders shall own 95.1% of the issued and outstanding share capital of WYOI on a fully diluted basis, as of the Closing (as defined below), subject to and upon the terms and conditions hereinafter set forth (the “Reorganization”).

A G R E E M E N T

ARTICLE 1
SECURITIES PURCHASE AND REORGANIZATION

        It is agreed as follows:

        1.1      Incorporation of Recitals. The provisions and recitals set forth above are hereby referred to and incorporated herein and made a part of this Agreement by reference.

        1.2      Agreement to Exchange Securities. Subject to the terms and upon the conditions set forth herein, each Company Shareholder agrees to sell, assign, transfer and deliver to WYOI, and WYOI agrees to purchase from each Company Shareholder, at the Closing, all of the Company Shares owned by the respective Company Shareholder, in exchange for the issuance by WYOI to each such Company Shareholder a pro rata share of the WYOI Shares. Each Company Shareholder’s pro rata share of the WYOI Shares shall be determined by multiplying the total number of the WYOI Shares (i.e., 28,000,000 shares of WYOI Common Stock) by a fraction, the numerator of which is the total number of Company Shares owned by the Company

Shareholder at the Closing and the denominator of which is the total number of Company Shares issued and outstanding at the Closing. No fractional shares of WYOI Common Stock shall be issued upon exchange of any Company Shares pursuant to this Section 1.2. In lieu thereof, each recipient of WYOI Common Stock who would otherwise be entitled to a fraction of a share of WYOI Common Stock (after aggregating all fractional shares of WYOI Common Stock to be received by such holder) shall be entitled to receive one whole share of WYOI Common Stock.

        1.3      Closing. The closing (“Closing”) of the exchange of the Company Shares and the WYOI Shares shall take place at the offices of Preston Gates & Ellis LLP, located at 1900 Main Street, Suite 600, Irvine, CA 92614, at 10:00 a.m., local time, on May 16, 2005, or at such other time and place as may be agreed to by the Company and WYOI (“Closing Date”).

        1.4      Instruments of Transfer.

    (a)        Company Shares. Each Company Shareholder shall deliver to WYOI on the Closing Date evidence of the Company Shares owned by the Company Shareholder (“Company Certificates”), if any, along with duly executed assignments of such Company Certificates, in order to effectively vest in WYOI all right, title and interest in and to the Company Shares owned by the Company Shareholder. From time to time after the Closing Date, and without further consideration, the Company Shareholder will execute and deliver such other instruments of transfer and take such other actions as WYOI may reasonably request in order to more effectively transfer to WYOI the securities intended to be transferred hereunder.

    (b)        WYOI Shares. WYOI shall deliver to the Company Shareholders on the Closing Date original certificates evidencing the WYOI Shares, in form and substance satisfactory to the Company Shareholders, in order to effectively vest in each Company Shareholder its respective right, title and interest in and to the WYOI Shares. From time to time after the Closing Date, and without further consideration, WYOI will execute and deliver such other instruments and take such other actions as the Company Shareholders may reasonably request in order to more effectively issue to them the WYOI Shares.

        1.5      Restricted Securities. The WYOI Shares shall be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), and shall accordingly bear a restrictive legend subject to existing law, as more fully described in Section 3.3 hereof.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to WYOI as follows:

        2.1       Disclosure Schedule. The disclosure schedule attached hereto as Exhibit 2.1 (the “Company Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 2. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

        2.2       Corporate Organization, etc.

    (a)        The Company is an International Business Companies duly organized, validly existing and in good standing under the laws of the British Virgin Islands and each of the Company’s subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction, with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and its subsidiaries taken as whole. Complete and correct copies of the Company’s articles of association and memorandum of association, and of the organizational documents for each of the subsidiaries have previously been made available to WYOI.

    (b)        Except as set forth on the Company Disclosure Schedule, the Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity (for purposes of this Article 2 and the representations set forth herein, any reference to the Company shall include the Company and all of its subsidiaries disclosed in the Company Disclosure Schedule, except where the context otherwise clearly requires). All capital stock of the subsidiaries is owned by the Company free and clear of all liens, claims and encumbrances except as set forth in the Company Disclosure Schedule. Each entity in which the Company owns an interest is duly organized, validly existing in good standing, and qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a Material Adverse effect on the Company taken as a whole.

        2.3       Capitalization. The authorized capital of the Company is as set forth in Recital A to this Agreement. The Company Disclosure Schedule sets forth the total number of Ordinary Shares issued and outstanding as of the date of this Agreement. The shares owned by the Company Shareholders represent all of the capital stock of the Company outstanding as of the date hereof. All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights, other restrictions or any securities statute or regulation. Other than as contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company or any subsidiary is a party, or by which either is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company or such subsidiary, including any right of conversion or exchange under any security or other instrument.

        2.4       Authorization, etc. The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally. The execution and delivery of this Agreement and the related documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company, and no other corporate or shareholder proceedings on the part of the Company are necessary to authorize the transactions contemplated hereby and thereby.

        2.5       Non-Contravention. Except as set forth in the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein will:

(a) violate, contravene or be in conflict with any provision of the articles of association or memorandum of association of the Company or its subsidiaries;

    (b)               be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company or any subsidiary is a party or by which the Company, any subsidiary, or any of the Company’s or any subsidiary’s properties or assets is or may be bound;

    (c)               result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of the Company or any subsidiary under any debt, obligation, contract, agreement or commitment to which the Company or any subsidiary is a party or by which the Company, any subsidiary, or any of the Company’s or any subsidiary’s assets or properties are bound; or

    (d)               materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

        2.6       Consents and Approvals. Except as set forth in the Company Disclosure Schedule or those received or to be received by the Company or its subsidiaries prior to the Closing, with respect to the Company and/or its subsidiaries, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

        2.7       Financial Statements. The Company has delivered to WYOI (i) a copy of the audited consolidated balance sheet of the Company as of March 31, 2004 and audited consolidated statements of income of the Company for the twelve-month periods ended March 31, 2004, 2003 and 2002 (the “Income Statements”), and (ii) a copy of the unaudited consolidated balance sheet (“Balance Sheet”) of the Company as of December 31, 2004 and

unaudited consolidated statement of income of the Company for the nine-months ended as of December 31, 2004 (collectively, the “Financial Statements”). Except as disclosed therein or in the Company Disclosure Schedule, the aforesaid Financial Statements: (i) have been kept in accordance with the books and records of the Company and have been prepared in conformity with generally accepted accounting principles applicable in the United States (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company and its subsidiaries as of the date thereof, and the income or loss for the period then ended, except that the unaudited balance sheet and interim statement of income do not contain all required footnotes and will be subject to normal year-end adjustments.

        2.8       Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Balance Sheet; (b) Liabilities that are set forth on the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Balance Sheet and consistent with past practice; (d) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.16 of the Company Disclosure Schedule; or (e) Liabilities not included in subparts (a) through (d) that are in an amount not to exceed US$100,000 individually or in the aggregate.

        2.9       Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since the date of the Balance Sheet, the Company and each subsidiary has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a) neither the Company nor any of its subsidiaries have experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

    (b)               neither the Company nor any of its subsidiaries have suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or could reasonably be expected to have a Material Adverse Effect on the Company.

        2.10       Inventory. The values at which the inventories of the Company and its subsidiaries as shown on the Financial Statements have been determined in accordance with the normal valuation policy of the Company, consistently applied. All inventory of the Company and its subsidiaries, whether reflected in the Financial Statements or otherwise, consists of a quality and quantity usable and saleable in the ordinary course of business except for items of obsolete materials and materials of below standard quality, all of which have been written down in the current Financial Statements to realizable market value or for which reasonably adequate reserves have been provided therein. Except as specifically indicated in the current Financial

Statements, the present quantities of all inventory of the Company and its subsidiaries are reasonable and warranted in the present circumstances of the business of the Company.

        2.11       Taxes. The Company has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with all other jurisdictions where such filing is required by law; and the Company has paid, or has made adequate provision in the current Financial Statements for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to all periods ending prior to December 31, 2004. The Company knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

        2.12       Assets. Except as set forth in the Company Disclosure Schedule, the Company and each of its subsidiaries has valid title to all of its respective assets and properties owned by it, that relate to or are necessary for the Company or such subsidiary to conduct its business and operations as currently conducted (collectively, the “Assets”), free and clear of any mortgage, pledge, lien, security interest (a “Lien”), other than (i) liens securing specific Liabilities shown on the Balance Sheet with respect to which no breach, violation or default exists; (ii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; (iii) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings (“Permitted Liens”); or (iv) liens that do not materially impair the Company’s or subsidiary’s intended use or ownership of the Assets.

      2.13       Receivables and Payables.

    (a)               Except as set forth on the Company Disclosure Schedule, all accounts receivable of the Company and its subsidiaries represent sales in the ordinary course of business, are current and to the Company’s knowledge, collectible net of any reserves shown on the Balance Sheet and none of such receivables is subject to any Lien other than a Permitted Lien.

(b) Except as set forth on the Company Disclosure Schedule, all payables by the Company and its subsidiaries arose in bona fide transactions in the ordinary course of business.

        2.14       Intellectual Property Rights. The Company and/or its subsidiaries, as applicable, owns or has the unrestricted right to use all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, “Intellectual Property Rights”) used in, or necessary for, the operation of its business as currently conducted or proposed to be conducted. Except as set forth on the Company Disclosure Schedule, to the Company’s knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the business of the Company as presently conducted and as proposed to be conducted does not infringe or violate the intellectual property rights of any person or entity.

        2.15       Litigation. Except as set forth in the Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Company, threatened or contemplated by or against or involving the Company or its subsidiaries, their assets, properties or business, whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

      2.16       Contracts and Commitments; No Default.

    (a)               The Company Disclosure Schedule contains a list of each material contract and agreement to which the Company or any of its subsidiaries is a party, which involves an obligation of more than US$1,000,000 over its term, including any agreement among the shareholders of the Company or the shareholders of any subsidiary. In addition, true and complete copies (or summaries, in the case of oral items) of the following agreements relating to the Company or any of its subsidiaries (the “Company Contracts”) have been made available to WYOI for review:

    (i)                Each form of employment agreements, and, if any, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

(ii) Each indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

    (iii)                Each contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on less than 30 days’ notice without penalty, (B) is over one year in length of obligation of the Company, or (C) involves an obligation of more than US$1,000,000 over its term;

    (iv)                Each contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.16;

(v) Each obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

    (vi)                Each outstanding sales or purchase contract, commitment or proposal that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contract, bid, sales or service proposal quoting prices that are not reasonably expected to result in a normal profit.

    (b)               Except as set forth in the Company Disclosure Schedule, all of the Company Contracts items are valid and enforceable by and against the Company or its applicable subsidiary in accordance with their terms. Except as set forth in the Company Disclosure Schedule, neither the Company nor any subsidiary, as applicable is in breach, violation or default, however defined, in the performance of any of its material obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute a breach, violation or default thereunder or thereof, which, in each case, had or will have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof which could have a Material Adverse Effect on the Company.

        2.17       Compliance with Law; Permits and Other Operating Rights. Except as set forth in the Company Disclosure Schedule, the Assets, properties, business and operations of the Company and its subsidiaries are and have been in compliance in all respects with all Laws applicable to the Company’s or its subsidiary’s assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. The Company and each subsidiary possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company or any subsidiary from being able to continue to use such permits and operating rights. Neither the Company nor any subsidiary has received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

        2.18       Books and Records. The books of account, minute books, stock record books, and other material records of the Company and each subsidiary, all of which have been made available to WYOI, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company and each subsidiary contain accurate and complete records of all formal meetings held of, and corporate action taken by, the members, shareholders, the managers and committees of the managers of the Company or such subsidiary as applicable. At the Closing, all of those books and records will be in the possession of the Company.

        2.19       Business Generally; Accuracy of Information. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to WYOI at the Closing by or on behalf of the Company or its subsidiaries in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

        2.20       Related Party Transactions. Except as described in the Company Disclosure Schedule, no director, officer or affiliate of the Company or any member of his or her immediate family, is a party to any agreement or contract or other business arrangement or relationship of any kind with the Company or, except for compensation as an officer or director of the Company or for the ownership of not more than 1% of the stock of a company having a class of securities registered pursuant to the Exchange Act, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Company.

        2.21       Environmental Matters. Except as set forth in the Company Disclosure Schedule, the Company and each subsidiary has at all times operated its business in compliance with, and there presently exists no violation with respect to the ownership or operation of the business of, any applicable law relating to pollution or protection of the environment, except where any such non-compliance or violation would not have a Material Adverse Effect to the Company.

        2.22       Benefit Plans. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries presently maintain any employee retirement benefit plans or any other welfare or retirement benefit plans for the Company’s or applicable subsidiary’s employees.

        2.23       Employee Matters. No employee of the Company or any subsidiary is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or written agreement, or any restrictive covenant contained in any such agreement relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject the Company to any material liability.

        2.24       No Brokers or Finders. Except as set forth in the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

        Each Company Shareholder, severally and not jointly, represents, warrants and covenants to and with WYOI with respect to himself, as follows:

        3.1       Power and Authority. The Company Shareholder has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the “Documents”). All action on the part of the Company Shareholder necessary for the authorization, execution, delivery and performance of the Documents by the Company Shareholder has been taken and no further authorization on the part of the Company Shareholder is required to consummate the transactions provided for in the Documents. When executed and delivered by the Company Shareholder, the Documents shall constitute the valid and legally binding obligation of the Company Shareholder enforceable in accordance with their respective terms.

        3.2       Ownership of and Title to Securities. Exhibit A to this Agreement accurately and completely sets forth all of the Company Shares owned by the Company Shareholder as of the date hereof. The Company Shareholder has good and marketable title to the Company Shares which he owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances, except for any restrictions imposed by federal or state securities laws.

      3.3       Investment and Related Representations.

    (a)              Securities Laws Compliance. The Company Shareholder is aware that neither the WYOI Shares nor the offer or sale thereof to the Company Shareholder has been registered under the Securities Act, or under any state securities law. The Company Shareholder understands that the WYOI Shares will be characterized as “restricted” securities under US federal securities laws inasmuch as they are being acquired in a transaction that has not been registered under the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Company Shareholder agrees that the Company Shareholder will not sell all or any portion of WYOI Shares except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company Shareholder understands that each certificate for WYOI Shares issued to the Company Shareholder or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 3.3 and that WYOI shall refuse to transfer the WYOI Shares except in accordance with such restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER’S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

    (b)              Investment Representation. This Agreement is made with the Company Shareholder in reliance upon the Company Shareholder’s representation, which by the Company Shareholder’s execution of this Agreement the Company Shareholder hereby confirms, that the WYOI Shares to be received by the Company Shareholder are being acquired pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof unless pursuant to an effective registration statement or exemption under the Securities Act.

    (c)              No Public Solicitation. The Company Shareholder is acquiring the WYOI Shares after private negotiation and has not been attracted to the acquisition of the WYOI Shares by any press release, advertising or publication.

    (d)              Access to Information. The Company Shareholder acknowledges having received and reviewed WYOI’s Annual Report on Form 10-KSB for the year ended February 29, 2004 (“2004 Annual Report”) and the reports filed by WYOI with the Securities and Exchange Commission (“SEC”) subsequent thereto (collectively the “SEC Reports”).

    (e)              Investor Solicitation and Ability to Bear Risk to Loss. The Company Shareholder, if a corporation or a partnership, has not been organized for the purpose of acquiring the WYOI Shares. The Company Shareholder acknowledges that it is able to protect its interests in connection with the acquisition of the WYOI Shares and can bear the economic risk of investment in such securities without producing a material adverse change in the Company Shareholder’s financial condition. The Company Shareholder otherwise has such knowledge and experience in financial or business matters that the Company Shareholder is capable of evaluating the merits and risks of the investment in the WYOI Shares.

(f) Accredited Investor Status. The Company Shareholder is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

        3.4       No “Bad Boy” Disqualification. To the Company Shareholder’s knowledge, none of the officers or directors of the Company or its significant subsidiaries would be subject to the disqualification under Rule 262 of the Securities Act and no individual nominated to be an officer or director of WYOIwould be subject to such disqualification if the Company were to rely on the exemption from registration under Regulation A of the Securities Act.

        3.5       US Securities Disclosures. The Company Shareholders understand that their names, address and other detailed information must be disclosed to the SEC under applicable laws and regulations and have discussed these requirements with their legal counsel.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF WYOI

        WYOI represents and warrants to the Company and the Company Shareholders as follows:

        4.1       Disclosure Schedule. The disclosure schedule attached hereto as Exhibit 4.1 (the “WYOI Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 4. The WYOI Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 4.

        4.2       Corporate Organization, Standing and Power. WYOI is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. WYOI has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on WYOI. Except as set forth in the WYOI Disclosure Schedule, WYOI does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity (all such entities together with WYOI referred to hereinafter as the “WYOI Corporations” and each individually as a “WYOI Corporation”).

        4.3       Authorization. WYOI has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of WYOI has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of WYOI enforceable against WYOI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

        4.4       Capitalization. Recital B accurately reflects authorized capital of WYOI and the total number of outstanding shares of WYOI Common Stock and WYOI Preferred Stock. All issued and outstanding shares of WYOI Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Except as set forth in the WYOI Disclosure Schedule, there are no subscriptions, options, warrants, calls, rights, contracts, agreements, commitments, understandings or arrangements to which WYOI is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of WYOI, including any right of conversion or exchange under any security or other instrument.

        4.5       Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a) violate any provision of the articles of incorporation or bylaws of WYOI;

    (b)               be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which any WYOI Corporation is a party or by which any WYOI Corporation or any of their respective properties or assets is or may be bound;

    (c)               result in the creation or imposition of any Encumbrance upon any property or assets of any WYOI Corporation under any debt, obligation, contract, agreement or commitment to which any WYOI Corporation is a party or by which any WYOI Corporation or any of their respective assets or properties is or may be bound; or

(d) violate any Law of any Authority.

        4.6       Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by WYOI of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of any WYOI Corporation.

        4.7       Valid Issuance. The WYOI Common Stock to be issued in connection with this Agreement has been duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

        4.8      SEC Filings; Financial Statements.

    (a)               WYOI has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of the SEC Reports. All statements, reports, schedules, forms and other documents required to have been filed by WYOI with the SEC have been so filed and on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b)               The consolidated financial statements contained in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of WYOI and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of WYOI and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

        4.9       No Liabilities. The WYOI Corporations do not have any Liabilities, as of the date of this Agreement, except for (i) Liabilities expressly stated in the most recent balance sheet included in the SEC Reports or the notes thereto, or (ii) Liabilities which do not exceed US$10,000 in the aggregate. As of the Closing, the WYOI Corporations shall not have any Liabilities which exceed $1,000 in the aggregate.

        4.10       No Assets. As of the Closing, WYOI will not have any subsidiaries, assets or operations of any kind, except as identified the WYOI Disclosure Schedule.

        4.11       Absence of Certain Changes. Except as set forth in the WYOI Disclosure Schedule, the WYOI Corporations have owned and operated their assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, the WYOI Corporations have not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the WYOI Corporations as a group.

        4.12       Litigation. Except as disclosed in the WYOI Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the WYOI Corporations, threatened or contemplated by or against or involving any WYOI Corporation, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

        4.13       Contracts and Commitments; No Default. Except as disclosed in the WYOI Disclosure Schedule, no WYOI Corporation is a party to, nor are any of its Assets bound by, any contract (a “WYOI Contract”) that is not disclosed in the SEC Reports. Except as disclosed in the WYOI Disclosure Schedule, none of the WYOI Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. No WYOI Corporation is in breach, violation or default, however defined, in the performance of any of its obligations under any of the WYOI Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of WYOI, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

        4.14       No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WYOI.

        4.15       Intercompany And Affiliate Transactions; Insider Interests. Except as expressly identified in the WYOI Disclosure Schedule, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between any WYOI Corporation, on the one hand, and any director, officer, employee, stockholder, or affiliate of any WYOI Corporation, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for any WYOI Corporation or from, to, by or for any of such persons, that are currently in effect.

ARTICLE 5
COVENANTS OF THE PARTIES

        5.1       Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the WYOI Corporations, the Company and its subsidiaries will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Disclosure Schedule, prior to the Closing Date, without the prior written consent of the other, neither party will:

(a) amend its articles of incorporation, articles of association, bylaws or memorandum of association, as the case may be;

(b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities, capital stock;

    (c)               adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any company shares of its capital stock, or any of its other securities;

    (d)               declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, or alter any term of any of its outstanding securities;

    (e)               (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(f) hire any additional personnel;

    (g)               incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed US$100,000 in the case of the Company and its subsidiaries, taken as a whole, and US$1,000 in the case of the WYOI Corporations, taken as a whole;

    (h)               make or enter into any commitment for capital expenditures in excess of US$100,000 in the case of the Company and its subsidiaries, taken as a whole, and US$1,000 in the case of the WYOI Corporations, taken as a whole ;

    (i)               pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors, except that WYOI may distribute the stock of its subsidiary, BSAS, Inc. to certain of its officers on terms acceptable to the Company in its reasonable discretion;

    (j)               terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(k) acquire any of the business or assets of any other person or entity;

    (l)               permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

(m) enter into other material agreements, commitments or contracts or dispose of any assets not in the ordinary course of business or in excess of current requirements;

(n) settle or compromise any suit, claim or dispute or threatened suit, claim or dispute; or

(o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

        5.2       No Solicitations. No party shall, nor shall any party permit any of its related entities or subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its related entities or subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal. Each party shall promptly advise the other orally and in writing of any such inquiries or proposals. As used in this Agreement, “takeover proposal” shall mean any tender or exchange offer, proposal for an exchange, consolidation or other business combination involving a party hereto or any related entity or subsidiary of such party or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such party or related entity or any of its subsidiaries other than the transactions contemplated by this Agreement.

        5.3       Full Access. Throughout the period prior to the Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

        5.4       Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto without breach of any other confidentiality agreement; (ii) to be generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party without breach of any confidentiality agreement; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

        5.5       Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

        5.6       Further Assurances; Cooperation; Notification.

    (a)               Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of WYOI and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as WYOI may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

    (b)               At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the covenants specified in this Article 5.

        5.7       Public Announcements. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

        5.8       Satisfaction of Conditions Precedent. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        5.9             Resignation of Officers And Directors. At the Closing, the pre-Closing officers and directors of WYOI shall submit their written resignations from such offices effective as of the Closing. Prior to their resignations, the pre-Closing directors of WYOI shall appoint to the board of directors of WYOI the following persons designated by the Company Shareholders effective as of the Closing: Simon Shi and Jeffrey Shi.

        5.10       14f-1 Notice and Form 8-K. WYOI shall file with the SEC at least ten (10) days prior to Closing the appropriate notice under Rule 14f-1 of Exchange Act concerning the intended change in control of the board of directors of WYOI. The Company and the Company Shareholders agree to cooperate with WYOI in the preparation and filing of the Schedule 14f-1 and to provide WYOI with all information and pertaining to them and necessary in order to allow WYOI to complete and file the Schedule 14f-1. The Company and the Company Shareholders agree to indemnify WYOI, its officers, directors, employees, agents and controlling persons from and against any liabilities or expenses arising from or related to any material misstatement or omission in or from the information provided by the Company or the Company Shareholders to WYOI in connection with the preparation of such Schedule 14f-1. WYOI shall file a Current Report on Form 8-K for purposes of disclosing this Agreement, including the filing of this Agreement as an exhibit thereto, within four business days of the execution of this Agreement.

        5.11       Certain Covenants after Closing. The Company and the Company Shareholders agree to cause WYOI to take the following actions following the Closing:

    (a)               Within four business days of the Closing, file a current report on Form 8-K with the Commission, including as exhibits audited financial statements for the years ended March 31, 2004 and interim financial statements for the nine-months ended December 31, 2004, each in form and content as required by Regulation S-B of the Securities Act.

    (b)               Appoint individuals to its Board of Directors as shall satisfy the rules and regulations of the AMEX or Nasdaq with regard to independent directors, appoint an audit committee with independent members and a financial expert and take such other actions as may be required to satisfy the listing requirements of either AMEX or Nasdaq prior to filing an application as described in the immediately succeeding paragraph.

    (c)               Use its best efforts to file an application with, and pay the necessary application fee to, the AMEX or Nasdaq, together with such other information as may be required by the rules and regulations of those agencies. The Company shall provide a copy of the application to the former officers of WYOI and shall take such action as is necessary to continue the application process to its conclusion.

(d) For a period of 12 months following the Closing, the Company shall not allow or permit any action to effect a reverse split of the share capital of WYOI.

        5.12       WYOI Transfers Prior to Closing. Notwithstanding any other provision of this Agreement to the contrary, and in order to fully comply with the obligations specified in Section 7.8 of this Agreement, the parties acknowledge and agree that WYOI will take certain actions prior to the Closing to ensure that the WYOI Corporations shall have no assets or Liabilities as of the Closing. Such actions may include, but not be limited to, the distribution of certain WYOI assets to key employees. The parties hereto expressly agree that such actions shall not be a default of any provision, representation, warranty, or covenant found in this Agreement.

ARTICLE 6
CONDITIONS TO THE OBLIGATIONS OF WYOI

        Notwithstanding any other provision of this Agreement to the contrary, the obligation of WYOI to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by WYOI, of each of the following conditions:

        6.1       Representations and Warranties True. The representations and warranties of the Company and the Company Shareholders contained in this Agreement, including without limitation in the Company Disclosure Schedule initially delivered to WYOI as Exhibit 2.1, will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

        6.2       Performance. The Company and the Company Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

        6.3      Required Approvals and Consents.

    (a)               All action required by law and otherwise to be taken by the members of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

    (b)               All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and WYOI will have received copies thereof.

        6.4       Agreements and Documents. WYOI will have received the following agreements and documents, each of which will be in full force and effect:

(a) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;

(b) a certificate of good standing of the Company from the British Virgin Islands and any other states where the Company is qualified to do business, as of the most recent practicable date; and

    (c)               the Indemnification of Mr. Simon Shi, in form and substance acceptable to WYOI indemnifying WYOI and its pre-closing officers, directors and shareholders against any claim, loss or expense resulting from or arising under a breach of the representations, warranties or covenants of the Company or the Company Shareholders set forth in this Agreement.

        6.5       Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of the Company other than those disclosed in the Financial Statements, the WYOI Disclosure Schedules or to WYOI in writing prior to the Closing.

        6.6       No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of WYOI, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

        6.7       Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

        6.8       Appropriate Documentation. WYOI will have received, in a form and substance reasonably satisfactory to WYOI, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as WYOI may reasonably request.

        6.9       Legal Opinion. WYOI shall have received a legal opinion from a law firm of recognized standing in form and content reasonably acceptable to WYOI and its counsel relating to the transactions contemplated by this Agreement.

        6.10       Due Diligence. WYOI shall have completed its due diligence investigation of the Company and shall be satisfied in all material respects with the results of that investigation.

Such due diligence investigation shall include, but not be limited to, review of the Financial Statements in a form acceptable to WYOI in its sole and absolute discretion.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE COMPANY SHAREHOLDERS

        Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Company Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by the Company only, of each of the following conditions:

        7.1       Representations and Warranties True. The representations and warranties of WYOI contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

        7.2       Performance. WYOI will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by WYOI at or prior to the Closing, including the obligations of the pre- Closing officers and directors of WYOI set forth in Section 5.9.

        7.3      Required Approvals and Consents.

    (a)               All action required by law and otherwise to be taken by the directors and stockholders of the WYOI to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

    (b)               All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

        7.4       Agreements and Documents. The Company will have received the following agreements and documents, each of which will be in full force and effect:

(a) a certificate executed on behalf of WYOI by its Chief Executive Officer confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5, 7.6 and 7.7 have been duly satisfied;

    (b)               resolutions of the board of directors of WYOI, certified by the secretary of WYOI, approving the transactions contemplated by this Agreement, including the issuance of the WYOI Shares and the matters referred to in Sections 5.8 and 5.9 of this Agreement;

(c) certificates representing the WYOI Shares registered in the names of the Company Shareholders;

(d) a certified list of the record holders of WYOI Common Stock as of the most recent practicable date evidencing all of the shares of WYOI Common Stock issued and outstanding;

(e) a certificate of good standing of WYOI from the State of Wyoming and any other states where WYOI is qualified to do business, as of the most recent practicable date;

    (f)               the agreement of Mr. Bill Conrad and Raymond McElhaney, in form and substance acceptable to the Company, to indemnify the Company against any claim, loss or expense resulting from or arising under a breach of the representations, warranties or covenants of WYOI set forth in this Agreement, other than covenants that by the express terms of this Agreement are intended to be carried out after the Closing; provided, however, that such indemnification obligation shall only extend to a breach caused by those events that occurred while Mr. Conrad and Mr. McElhaney were officers of WYOI, or, for those events that may have occurred prior to such time, for which Mr. Conrad and/or Mr. McElhaney had actual knowledge or reasonably should have had such knowledge; and

(g) a legal opinion from a law firm of recognized standing in form and content reasonably acceptable to the Company and its counsel relating to the transactions contemplated by this Agreement.

        7.5       Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of WYOI since November 30, 2004, except that WYOI shall have distributed all of its assets to certain shareholders on or before the Closing Date.

        7.6       No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on WYOI’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

        7.7       Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

        7.8       No Assets and Liabilities. No WYOI Corporation shall have any Liabilities, assets or operations and shall have delivered documentary evidence as the Company may reasonable request and a certificates issued by the President of WYOI in form and substance satisfactory to the Company to confirm the foregoing.

        7.9       Due Diligence. The Company shall have completed its due diligence investigation of WYOI and shall be satisfied in all material respects with the results of that investigation.

        7.10       Appropriate Documentation. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 7 as the Company may reasonably request.

ARTICLE 8
TERMINATION AND ABANDONMENT

        8.1       Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and WYOI.

        8.2       Termination by Either the Company or WYOI. This Agreement may be terminated by either the Company or WYOI if the Closing is not consummated by May 16, 2005 or if any of the conditions set forth in Articles 6 or 7 are not satisfied on or before the date of Closing (provided that the right to terminate this Agreement under this Section 8.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

        8.3       Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or WYOI pursuant to this Article 8, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

    (a)               Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

    (b)               No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

(c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 9
MISCELLANEOUS PROVISIONS

        9.1       Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing hereof.

        9.2       Expenses. WYOI and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

        9.3       Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified only by the Company, WYOI and the Company Shareholders. All such amendments and modifications to this Agreement must be in writing duly executed by all of the parties hereto.

        9.4       Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by WYOI, on the one hand, and the Company and the Company Shareholders, on the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

        9.5       Indemnification Obligations of the Company. From and after the Closing Date, the Company shall reimburse, indemnify and hold harmless the executive officers, directors, and employees of WYOI in office immediately prior to the Closing (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Indemnified Party”) against and in respect of:

    (a)               Any and all damages, losses, settlement payments that have been previously approved in writing by Company, deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Indemnified Party, which arises or results from a third-party claim brought against an Indemnified Person based on (i) a breach of any representation or warranty by the Company contained herein, which breach is discovered within 2 years of the date hereof, or (ii) the business, operations or assets of the Company or any of the Company’s subsidiaries or the actions or omissions of any officer, director, shareholder, employee or agent of the Company or any of the Company’s subsidiaries.

    (b)               The Company shall have no obligation to indemnify or hold harmless an Indemnified Party for any settlement entered into by such Indemnified Party without the Company’s prior written consent. In addition, the Company shall have no obligation to indemnify or hold harmless any Indemnified Person for any damages, claims, losses or the like based on the diminution in value of the Indemnified Person’s WYOI common shares.

        9.6       Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity other than a party hereto and his, her or its respective successors and assigns permitted hereby to rely upon any of the representations or warranties contained herein or to any claim, cause of action, remedy or right of any kind.

        9.7       Notices. All notices, requests, demands and other communications required or permitted hereunder prior to the Closing will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; or (ii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a party will furnish to the other parties hereto in writing in accordance with this subsection.

         If to the Company:
         Bestip Development International Limited
         Block B, G/F.,
         Prince Industrial Building,
         106 King Fuk Street,
         San Po Kong,
         Kowloon, Hong Kong
         Attn: Simon Shi, Chairman
Fax: (852) - 2327 0648	With a copy to: Preston Gates & Ellis LLP 1900 Main Street, Suite 600 Irvine, California 92614 Attn: Daniel K. Donahue Fax: (949) 253-0902

or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

        If to WYOI, to the address set forth on Exhibit A attached hereto.

If to the WYOI: Wyoming Oil & Minerals, Inc. 5525 Erindale Drive, Suite 201 Colorado Springs, CO 80918 Attn: Bill Conrad, President Fax: 719-260-8516	With a copy to: David J. Babiarz, Esq. Dufford & Brown, P.C. 1700 Broadway, Suite 2100 Denver, CO 80290 Fax: (303) 832-3804

or to such other person or address as WYOI will furnish to the other parties hereto in writing in accordance with this subsection.

        9.8       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

        9.9       Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        9.10       Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

        9.11       Entire Agreement. This Agreement, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.” There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

        9.12       Remedies and Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Article 5 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Article 5 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

        9.13       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Colorado state court or any federal court in the State of Colorado in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

        9.14       Definition of Material Adverse Effect. “Material Adverse Effect” with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of the party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction or (ii) changes in generally accepted accounting principles.

[Signature Page(s) to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WYOMING OIL & MINERALS, INC. By: /s/ Bill Conrad Bill Conrad, President	BESTIP DEVELOPMENT INTERNATIONAL LIMITED By: /s/ Simon Shi Simon Shi, Chairman

“COMPANY SHAREHOLDERS”

Signatures Appear on Exhibit A

        Signature Page to Securities Purchase Agreement and Plan of Reorganization

EXHIBIT A

COMPANY SHAREHOLDER SIGNATURE PAGE

Name of Company Shareholder	Number of Company Shares Owned	Signature
Ever Top Financial Corporation	94	/s/ Simon Shi

SAOF No. 3 Limited	6	/s/ Simon Shi

A-1

Exhibit 2.1

Company Disclosure Schedule

The following are exceptions to the representations and warranties of Bestip Development International Limited, an International Business Company organized under the laws of the British Virgin Islands (the “Company”), contained in the Securities Purchase Agreement and Plan of Organization dated May 2, 2005 (the “Agreement”) by and among the Company, Wyoming Oil & Minerals, Inc. and all the shareholders of the Company, and should be considered an integral part of the Agreement. The section numbers in this Company Disclosure Schedule correspond to the section numbers in the Agreement; provided, however, that any disclosure made in this Company Disclosure Schedule under any section shall be deemed disclosed and incorporated into any other sections under the Agreement to the extent it is reasonably apparent that such disclosure is applicable to such other section, whether or not repeated under any section number where such disclosure might be deemed appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Company Disclosure Schedule as when used in the Agreement, unless the context otherwise requires.

2.2     Corporate Organisation, etc.

(a)     None.

(b)     The following is a list of the subsidiaries of the Company:

	Name of company	Capital stocks or equity interest owned or controlled by the Company	Capital stocks or equity interest owned or controlled by other shareholder(s)

1.	Billion Top Development Limited	1 ordinary share of US$1.00 par value	None.

2.	Sun Motor Industrial Company Limited	1,000 ordinary shares of HK$1.00 each	Shi Kai Biu: 250,000 non-voting deferred shares of HK$1.00 each. Kwong Pik So: 250,000 non-voting deferred shares of HK$1.00 each.

3.	Sun Motor Manufactory Limited	9,000 ordinary shares of HK$100.00 each	Lau Lee Tsun: 1,000 ordinary shares of HK$100.00 each. Shi Kai Biu: 5,000 non-voting deferred shares of HK$100.00 each. Kwong Pik So: 4,000 non-voting deferred shares of HK$100.00 each.

4.	Sun Motor Precision Products Limited	100 ordinary shares of HK$10.00 each	Shi Kai Biu: 501 non-voting deferred shares of HK$10.00 each. Join Town Company Asia Limited: 501 non-voting deferred shares of HK$10.00 each.

5.	Sun Motor OEM Company Limited	1,000 ordinary shares of HK$1.00 each	Shi Kai Biu: 250,000 non-voting deferred shares of HK$1.00 each. Kwong Pik So: 250,000 non-voting deferred shares of HK$1.00 each.

6.	Sun Motor Holdings Limited	10,000 ordinary shares of HK$1.00 each Sun Micro Motor Technology Limited	None.

7.	Sun Micro Motor Technology Limited	10,000 ordinary shares of HK$1.00 each	None.

8.	Sun Motor Auto Parts Company Limited	10,000 ordinary shares of HK$1.00 each	None

9.	Fuvanka Industries Limited	9,999 ordinary shares of HK$1.00 each.	Kwong Pik So: 1 ordinary share of Hk$1.00 each.

10.	Classic Choice Investments Limited	1 ordinary share of US$1.00 par value	None.

11.	Dragon Hero International Limited	1 ordinary share of US$1.00 par value	None.

12.	Hysan International Investment Limited	1 ordinary share of US$1.00 par value	None.

13.	Zhaoqing Jiajing Precision Products Company Limited	100% of equity interest	None.

2.3     Capitalization.

1.	Authorized share capital:	US$50,000 divided into 50,000 Ordinary Shares of US$1.00 each par value

2.	Total number of Ordinary Shares issued: Total number of Ordinary Shares outstanding:	100

3.	Total number of Ordinary Shares outstanding:	100

4.	Options, warrants, conversion rights:	None

2.4     Authorization, etc.

All authorisations in relation to the execution, delivery and performance of the Agreement by the Company will be obtained at or prior to Closing.

2.5     Non-Contravention.

          None

2.6     Consent and Approvals.

          None

2.7     Financial Statements.

          None

2.8     Absence of Undisclosed Liabilities.

          None

2.9     Absence of Certain Changes.

          None

2.10     Inventory

            None

2.11     Taxes

            None

2.12      Assets.

The following is a list of assets and properties of Company or its subsidiaries that are subject to Liens.

1.	Flat B, G/F., with lorry car park No.4 on 2/F., Price Industrial Building, No.706 Prince Edward Road East and No.106 King Fuk Street Kowloon, Hong Kong SAR.

2.	Flat A, 5/F (including flat roofs), Price Industrial Building, No.706 Prince Edward Road East and No.106 King Fuk Street Kowloon, Hong Kong SAR.

3.	Flat B, 9/F, Price Industrial Building, No.706 Prince Edward Road East and No.106 King Fuk Street Kowloon, Hong Kong SAR.

2.13     Receivables and Payables.

           None

2.14     Intellectual Property Rights.

The Company and/or its subsidiaries has obtained registration of the following trademark:

Place of Registration	Registration Number	Registration Date	Owner	Mark Type

Hong Kong	199506160	February 7, 1994	Sun Motor Manufactory Limited	Ordinary

2.15     Litigation.

The Company or its subsidiaries is currently involved in the following proceedings in the Hong Kong Small Claims Tribunal:

1.	Claim No.SCTC038446/04 against Techsmart Industrial Ltd.

2.	Claim No.SCTC088905/03 against Welback Enterprise Limited.

3.	Claim No.SCTC035042/04 against Aibo Toys Manufactory Limited.

4.	Claim No.SCTC017021/04 against Forbest International Limited.

5.	Claim No.SCTC006716/05 against Fantasy World Enterprises Limited.

2.16     Contracts and Commitments; No Default.

The following is a list of each material contract and agreement to which the Company or any of its subsidiaries is a party, which involves an obligation of more than US$1,000,000 over its term, including any agreement among the shareholders of the Company:

1.	Banking facilities letter dated January 4, 2005 and issued by the DBS Bank (Hong Kong) Limited to Sun Motor Industrial Company Limited, Sun Motor Manufactory Limited, Sun Motor OEM Company Limited and Shi Kai Biu.

2.	Banking facilities letter dated December 20, 2004 and issued by the Hong Kong Branch of the Equitable PCI Bank, Inc., to Sun Motor Industrial Company Limited, Sun Motor Manufactory Limited and Sun Motor OEM Company Limited.

3.	Banking facilities letter dated January 31, 2005 and issued by the Hong Kong and Shanghai Banking Corporation Limited to Sun Motor Industrial Company Limited, Sun Motor Manufactory Limited, Sun Motor OEM Company Limited and Sun Motor Precision Products Limited.

4.	Credit facilities letter dated October 23, 2004 and issued by the Bank of East Asia Limited to Sun Motor Industrial Company Limited, Sun Motor Manufactory Limited and Sun Motor OEM Company Limited.

5.	Banking facilities letter dated September 8, 2004 and issued by the Hong Kong and Shanghai Banking Corporation Limited to Sun Motor Industrial Company Limited, Sun Motor Manufactory Limited and Sun Motor OEM Company Limited.

6.	Banking facilities letter dated April 1, 2005 and issued by the DBS Bank (Hong Kong) Limited to Sun Motor Industrial Company Limited, Sun Motor OEM Company Limited and Shi Kai Biu.

7.	Guarantee letter issued by the Company to the Bank of East Asia in favour of Sun Motor Industrial Company Limited, Sun Motor Manufactory Limited and Sun Motor OEM Company Limited.

8.	Guarantee and Indemnity Letter dated May 30. 2002 and issued by the Company to the DBS Kwong On Bank Limited in favour of Sun Motor Industrial Company Limited, Sun Motor Manufactory Limited and Sun Motor OEM Company Limited.

9.	Guarantee and Indemnity Letter dated May 30. 2002 and issued by Sun Motor Industrial Company Limited to the DBS Kwong On Bank Limited in favour of Sun Motor Manufactory Limited and Sun Motor OEM Company Limited.

10.	Guarantee and Indemnity Letter dated May 30. 2002 and issued by Sun Motor OEM Company Limited to the DBS Kwong On Bank Limited in favour of Sun Motor Manufactory Limited and Sun Motor Industrial Company Limited.

11.	Guarantee and Indemnity Letter dated May 30. 2002 and issued by Sun Motor Manufactory Limited to the DBS Kwong On Bank Limited in favour of Sun Motor Industrial Company Limited and Sun Motor OEM Company Limited.

12.	Equipment Finance Agreement dated October 15, 2002 and entered into between Pacific Finance (Hong Kong) Limited and Sun Motor Industrial Company Limited.

13.	Lease agreement dated August 30, 2001 and entered into between Shenzhen Bao An Gongming Economic Development Company and Sun Motor Manufactory Limited for certain factory and dormitories.

14.	Lease agreement dated October 28, 2000 and entered into between Fenggang Jinfenghuan Industry Development Company and Sun Motor Manufactory Limited for certain factory, offices and dormitories in the Jinfenghuan Industrial Park of Fenggang.

15.	Renewal Agreement dated March 20, 1996 and entered into between Shenzhen Bao An Foreign Trade Company and Sun Motor Manufactory Limited for material processing arrangements.

16.	Agreement dated May 11, 2001 and entered into between Guangdong Dongguan Foreign Trade Development Company and Sun Motor Manufactory Limited for material processing arrangements.

17.	Agreement dated November 8, 2001 and entered into between Xinfeng Foreign Processing and Assembling Services Company and Sun Motor Precision Products Limited for material processing arrangements.

18.	Requirements to do Business with Whirlpool dated August 11, 2004 and executed by Sun Motor Industrial Company Limited.

19.	Supplier Social & Environmental Responsibility Agreement dated April 24, 2003 and entered into between Hewlett-Packard Company and Sun Motor Industrial Company Limited.

20.	Confidential Disclosure Agreement dated December 11, 2004 and entered into between Hewlett-Packard Vancouver Personal Printing and Sun Motor Technology Group.

21.	Confidential Disclosure Agreement dated March 8, 2005 and entered into between Hewlett-Packard Singapore Pte Ltd. and Sun Motor Industrial Company Limited.

22.	Agreement on Obligation of Secrecy dated October 8, 2004 and entered into between PWB-Ruhlatec Industrieprodukte GmbH and Sun Motor Technology Group.

23.	Business Partner Internet Authentication Access Agreement dated June 30, 2004 and entered into between Hewlett-Packard Company and Sun Motor Industrial Company Limited.

24.	General Supply Agreement for the purchasing of production material dated May 16, 2002 and entered into between Hella KG Hueck & Co., and Sun Motor Industrial Company Limited.

25.	Delivery Regulations for Order Processing dated May 16, 2002 and entered into between Hella KG Hueck & Co., and Sun Motor Industrial Company Limited.

26.	Ship-to-Stock-Contract dated May 16, 2002 and entered into between Hella KG Hueck & Co., and Sun Motor Industrial Company Limited.

27.	Lease Contract dated November 30, 1994 and entered into between Dinghu District Long Er Industry Company Limited and Classic Choice Investments Limited.

28.	Supplemental Agreement dated May 5, 1997 and entered into between Dinghu District Long Er Industry Company Limited and Classic Choice Investments Limited.

29.	Contract dated October 26, 2004 and entered into between Dongguan Yiyuan Foreign Trade Company Limited and Sun Motor Manufactory Limited for certain material processing arrangements.

30.	Agreement for Sale and Lease Back entered into between Sun Motor Industrial Company Limited and the Bank of East Asia for certain used production machines.

2.17     Compliance with Law; Permits and Other Operating Rights.

            None

2.18     Books and Records.

            None

2.19     Business Generally; Accuracy of Information.

            None

2.20     Related Party Transactions.

In accordance with Company’s unaudited consolidated balance sheet as of December 31, 2004, the outstanding amount due from a director, Shi Kai Biu, is stated as US$447,136.

2.21     Environmental Matters.

            None

2.22     Benefit Plans

The Company and its subsidiaries are in compliance with all applicable legal requirements or local practice applicable to employee benefit plans and have performed all of its obligations under such benefit plans (including legal requirements or local practice and obligations under the benefit plans relating to payment of overtime and other compensation to employees and social welfare contributions).

In addition to remuneration, certain benefits prescribed by statutory requirements may be available to the PRC staff of the Company Entities.

In addition to remuneration, benefits related to the Mandatory Provident Fund and certain other benefits may be available to the non-PRC staff of the Company Entities, as prescribed by Hong Kong statutory requirements.

2.23     Employee Matters

            None

2.24     No Brokers or Finders

In accordance with the terms and conditions of a retainer letter dated April 29, 2004 and entered into between the Company and the Orient Financial Services Limited (“Orient”), Orient has agreed to provide certain financial services for the Company and in exchange Company has agreed to pay Orient the following compensations:

1.	A US$25,000 non-refundable retainer fee;
2.	Approximately 6% of the fully diluted share capital of WYOI at Closing; and
3.	2% in cash of any amount raised through certain financing to be arranged by Orient after Closing.

EXHIBIT 4.1

WYOI DISCLOSURE SCHEDULE

        This Disclosure Schedule is being furnished by WYOI in connection with the execution and delivery of that certain Securities Purchase Agreement and Plan of Reorganization dated as of May 2, 2005 (the “Agreement”) by and among Wyoming Oil & Minerals, Inc., a Wyoming corporation (“WYOI”), Bestip Development International Limited, an International Business Company organized under the laws of the British Virgin Islands (the “Company”), and the shareholders of the Company named therein (the “Company Shareholders”). Unless the context otherwise requires, all capitalized terms used in this Disclosure Schedule shall have the respective meanings assigned to them in the Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure would be deemed reasonably appropriate.

Schedule No.	Headings	Disclosure Statements
4.2 4.10 4.15	Corporate Organization, Standing and Power No Assets Intercompany and Affiliate Transactions; Insider Interests	WYOI has recently distributed 100% of the shares of its wholly-owned subsidiary, BSAS, Inc., to certain key employees in consideration of their assumption of certain debts of BSAS, Inc. The documentation of this transaction is currently being finalized, and will be completed prior to Closing.

See Schedule 4.2 above. In addition, WYOI will have a Fund Savings
Account with an approximate balance of $505 as of the Closing. This account represents a sum of money that has been set aside to pay minor fractional shareholders from a previous reverse stock split, which shareholders were never found by the WYOI. This account and all records related thereto shall be turned over to Company at the Closing.

See Schedule 4.2 above. In preparation for Closing, certain assets and Liabilities of WYOI shall be distributed to certain key employees in accordance with the provisions of Section 5.12 of this Agreement, and in accordance with the WYOI obligations found in Section 7.8 of this Agreement.

4.1-1